Exhibit 10.6

To: Liana Pogosyan

Subject: Promotion Letter – Liana Pogosyan

Dear Liana,

Congratulations once more on your promotion regarding the Chief Financial Officer (CFO) and Treasurer opportunity. This position reports to the Chief Executive Officer, Dakota Semler, and leads the Finance and Accounting team. Outlined below are the details of your promotion. Thank you for your continuing efforts to the Xos team. We appreciate your ongoing commitment to our team’s success. As we discussed, the details of your promotion are as follows:

•New Position: Chief Financial Officer (CFO) and Treasurer
•Effective Date: August 10, 2025

This Promotion Letter amends the offer letter between you and the Company, dated January 5, 2022 (as amended from time to time, the “Offer Letter”), and memorializes the consent of both you and the Company that, commencing on the Effective Date, you shall serve as Chief Financial Officer and Treasurer of the Company and, in such capacities, as the “principal financial officer” and “principal accounting officer” (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), with the duties and responsibilities attendant to such offices. In addition, this Promotion Letter memorializes the consent of both you and the Company, effective May 26, 2023, that you would serve as Acting Chief Financial Officer and VP of Finance of the Company and, in such capacities, as the principal financial officer and principal accounting officer of the Company, with the duties and responsibilities attendant to such offices.

The Company shall have complete discretion to interpret the provisions of this letter agreement and to decide all matters under this letter agreement. Such interpretation and decision shall be final, conclusive and binding on you and any person claiming under or through you, in the absence of clear and convincing evidence that the company acted arbitrarily and capriciously.

No Right to Continued Employment: Nothing in this Promotion Letter shall be interpreted or construed to confer upon the employee any right with respect to continuance of employment by Xos, or a subsidiary of Xos, nor shall this letter interfere in any way with the right of Xos, or a subsidiary of Xos, to terminate your employment at any time.

All the best,

/s/ LESLIE GRANADOS
Leslie Granados
Manager, People Operations & Talent Management

ACCEPTED:

/s/ LIANA POGOSYAN	August 11, 2025
Liana Pogosyan	Today’s Date